EXHIBIT 99.1

PRESS RELEASE:

                JACOBS FINANCIAL GROUP APPROVES RECAPITALIZATION

Charleston, West Virginia, October 26, 2009. Jacobs Financial Group, Inc. (OTC Bulletin Board: JFGI), today announced that the Corporation has received the approval of the holders of a majority of its outstanding shares of Series B Preferred Stock ("Series B Shares") to implement a proposed recapitalization of the Series B Preferred (the "Recapitalization"). Pursuant to the Recapitalization, participating Series B Shareholders will exchange their Series B Shares for shares of a new series of preferred stock to be designated as Series C Preferred Stock. The purpose of the Recapitalization is to strengthen the balance sheet of the Corporation. This will be accomplished by replacing the participating Series B Shares, which are classified as a liability of the Corporation for financial statement purposes based upon the Series B Shares becoming redeemable at the end of 2010, with Series C Shares (which are expected to be classified as permanent equity). The Recapitalization is expected to take place effective on or about October 30, 2009.

The terms of the Recapitalization and the Series C Preferred Stock are anticipated to include the following:

o As an inducement to the Series B Shareholders to participate in the Recapitalization, each participating Series B Shareholder will receive for each Series B Share one Series C Share, plus 2000 shares of Common Stock of the Corporation.

o The Series C Shares will have the same priority in the capital structure of the Corporation as the Series B Shares, will have the same $1000 per share issue price, will have the same 8% dividend rate and will carryover the accrued but unpaid dividends previously accumulated on the Series B Shares exchanged therefor.

o The Series C Shares will be convertible into shares of the common stock of the Corporation at the option of the holders thereof at a conversion price of $0.10 per share, which contrasts to the $1.00 per share conversion price of the Series B Shares.

o        The Series C  Shareholders  will have no right of  redemption,  but the
         Corporation will have the option to redeem the Series C Shares at a price that equals the sum of the issue price, plus all accrued but unpaid dividends.
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Announcing  the   Recapitalization,   John  M.  Jacobs,  the  president  of  the
Corporation, said, "We have made a lot of progress this year, including securing reinsurance for our subsidiary, First Surety Corporation from Lloyds of London, and issuing over 200 coal reclamation surety bonds totaling in excess of $35 million. The overhang of our Series B Shares as a debt-like preferred stock has been a concern for us. This Recapitalization will benefit the Corporation and will benefit, and has found the support of, over 60% of our Series B Shareholders. This group includes some of the most loyal supporters of what we are working to accomplish - bringing cost efficient and environmentally sound coal reclamation surety bonding programs to the coal industry."

Jacobs Finanical Group is a Charleston, West Virginia-based holding company for First Surety Corporation, a West Virginia domiciled surety, Triangle Surety Agency, an insurance agency that specializes in coal reclamation surety bonds, and Jacobs & Company, a registered investment advisor.